UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2014

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Leadenhall Road

Mt. Laurel, New Jersey  08054

(Address of principal executive offices, including zip code)

(856) 917-1744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

$1.1 Billion U.S. Fleet Vehicle Lease Conduit Financing

On June 30, 2014, Chesapeake Funding LLC (“Chesapeake”), an indirect wholly-owned subsidiary of PHH Corporation (“PHH,” the “Company,” “we” or “our”), entered into an Amended and Restated Series 2013-2 Indenture Supplement (the “Series 2013-2 Supplement”), among Chesapeake, as issuer, PHH Vehicle Management Services, LLC (“PHH VMS”), a wholly-owned subsidiary of the Company, as administrator, JPMorgan Chase Bank N.A. (“JPMorgan”), as administrative agent, certain non-conduit purchasers, certain CP conduit purchaser groups and funding agents for the CP conduit purchaser groups as set forth therein and The Bank of New York Mellon (“BNY”), as indenture trustee, to the Amended and Restated Base Indenture, dated as of December 17, 2008 (as amended as of May 28, 2009 and August 7, 2013, the “A&R Base Indenture”), between Chesapeake, as issuer, and BNY, as indenture trustee.

On June 30, 2014, Chesapeake also entered into an Amended and Restated Series 2013-3 Indenture Supplement (the “Series 2013-3 Supplement”), among Chesapeake, as issuer, PHH VMS, as administrator, JPMorgan, as administrative agent, certain non-conduit purchasers, certain CP conduit purchaser groups and funding agents for the CP conduit purchaser groups as set forth therein and BNY, as indenture trustee, to the A&R Base Indenture.

Pursuant to the Series 2013-2 Supplement, Chesapeake may issue from time to time up to $660 million in aggregate principal amount of its Series 2013-2 Floating Rate Asset Backed Variable Funding Investor Notes (“Series 2013-2 Notes”).  Pursuant to the Series 2013-3 Supplement, Chesapeake may issue from time to time up to $440 million in aggregate principal amount of its Series 2013-3 Floating Rate Asset Backed Variable Funding Investor Notes (“Series 2013-3 Notes”).

As of June 30, 2014, unused revolving capacity under the Series 2013-2 Notes and Series 2013-3 Notes of approximately $293 million and $440 million, respectively, or approximately $733 million in the aggregate remains available under the Series 2013-2 Notes and Series 2013-3 Notes to finance the Company’s U.S. fleet vehicle leases. Pursuant to the Series 2013-2 Supplement, the revolving period for the Series 2013-2 Notes was extended from July 9, 2014 to July 10, 2015, subject to extension pursuant to the terms of the Series 2013-2 Supplement. The revolving period for the Series 2013-3 Notes expires on July 10, 2015, subject to extension pursuant to the terms of the Series 2013-3 Supplement .  Unless the revolving periods of the Series 2013-2 Notes and the Series 2013-3 Notes are otherwise extended, upon expiry, the Series 2013-2 Notes and the Series 2013-3 Notes will amortize in accordance with their respective terms and noteholders will be repaid as lease payments are received over the lease term of the vehicle leases and related assets that collateralize such notes.

The Series 2013-2 Supplement and Series 2013-3 Supplement include provisions necessary to consummate the closing of the transactions contemplated by the Stock Purchase Agreement dated as of June 2, 2014, by and between PHH and Element Financial Corporation (the “Stock Purchase Agreement”).

The Series 2013-2 Notes and the Series 2013-3 Notes bear interest at variable rates payable monthly. The Series 2013-2 Supplement and the Series 2013-3 Supplement each incorporate by reference from the A&R Base Indenture certain customary covenants that limit Chesapeake’s ability, among other things, to incur additional indebtedness, pay dividends on or redeem or repurchase its own equity interests, make certain investments, expand into unrelated businesses and create liens. Chesapeake has the option to redeem in full the Series 2013-2 Notes and the Series 2013-3 Notes upon notice at a redemption price equal to the aggregate outstanding principal balance plus accrued and unpaid interest on such balance.

Item 8.01.                Other Events.

Termination of C$25 million Canadian Revolving Credit Facility

On June 27, 2014, PHH and PHH Vehicle Management Services, Inc. (“PHH Canada”), a wholly owned subsidiary of PHH, voluntarily entered into a Termination Agreement with The Bank of Nova Scotia (the “Agent”) in order to terminate that certain Credit Agreement dated as of September 25, 2012, as amended, among PHH,  PHH Canada, Agent and the Lenders thereunder (the “Credit Agreement”), and certain related agreements, including the Parent Guaranty previously executed by PHH, all as contemplated by and as necessary to consummate the closing of the transactions contemplated by the Stock Purchase Agreement.  Prior to termination, the Credit Agreement provided C$25 million of secured revolving credit capacity to PHH Canada.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
Name: William F. Brown
Title: Senior Vice President, General Counsel & Secretary

Dated:  July 7, 2014